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                                                                    Exhibit 99.1

Monday, January 26, 2004

PRESS RELEASE

Source:  Farmers National Banc Corp.
         Frank L. Paden, President
         20 South Broad St. P.O. Box 555
         Canfield, OH 44406
         330-533-3341
         330-533-0451 (FAX)
         Email: exec@fnbcanfield.com

                FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR
                    FOURTH QUARTER AND YEAR-END 2003 RESULTS

     CANFIELD, Ohio (January 26, 2004) - Farmers National Banc Corp, (OTC BB:
FMNB), the parent holding company of Farmers National Bank, today reported its net earnings for the fourth quarter of 2003 and for the year-ending December 31, 2003.

     For the three months ended December 31, 2003, Farmers National Banc Corp. achieved net income of $2.4 million. This represented an increase of 7.3% over the same three-month period a year ago. Earnings per diluted share were $0.19 for the quarter ended December 31, 2003, up 5.6% over the $0.18 per diluted share in the same quarter in 2002.

     For the year ended December 31, 2003, Farmers National Banc Corp. recorded net income of $9.5 million, or $.75 per diluted share, an increase of 19.9% over the $7.9 million, and up 19.1% over the $.63 per diluted share reported for 2002.

     These results equate to a 1.20% Return on Average Assets and a 11.77% Return on Average Equity, as compared to 1.12% and 10.27% for the same period in 2002. The company's efficiency ratio improved from 59.17% for the year ending December 2002, to 56.15% for the same period in 2003.

     As of December 31, 2003, total assets for the corporation are $812.8 million, an increase of 8.7% over the $748.1 million recorded at December 31, 2002.

     Net loans at December 31, 2003 were $465.5 million, an increase of 5.1% over the $442.9 million in net loans reported on December 31, 2002. During those same periods, the company has increased its Investment Securities portfolio by 16.4% from $251.1 million on December 31, 2002 up to $292.2 million on December 31, 2003.


     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc

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Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company's business, competitive pressures, general economic conditions and the risk factors detailed in the company's other periodic reports and registration statements filed with the Securities and Exchange Commission.





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                              FINANCIAL HIGHLIGHTS
                   FARMERS NATIONAL BANC CORP. AND SUBSIDIARY

                                   (Amounts in thousands, except per share data)


FOR THE YEAR ENDED                           DEC. 31, 2003      DEC. 31, 2002

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
Net Income                                          $9,515             $7,934
Per share *                                           0.75               0.63
Cash dividends paid                                  7,602              6,924
Per share *                                           0.60               0.55
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AT THE END OF TWELVE MONTHS
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Total Assets                                      $812,815           $748,098
Net Loans                                          465,453            442,914
Total Deposits                                     627,926            588,254
Investment Securities                              292,181            251,089
Stockholders' Equity                                80,214             80,952
Book Value Per Share *                                6.31               6.38
Shares Outstanding                                  12,705             12,436
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RATIOS
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Return on Average Assets                             1.20%              1.12%
Return on Average Equity                             11.77              10.27
Efficiency Ratio                                     56.15              59.17
Equity to Asset Ratio                                 9.87              10.82
Dividends to Net Income                              79.89              87.27
Loans to Assets                                      58.08              60.11
Net Loans to Deposits                                74.13              75.29
Allowance for Loan Losses to Total Loans              1.41               1.51
Non-performing Loans to Total Loans                   0.32               0.38
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


* Per share amounts have been restated to reflect the 2% stock dividend paid in
                                 2003 and 2002.